EXHIBIT 99.1

PRESS RELEASE DATED JULY 24, 2019

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
SECOND QUARTER 2019 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•	DILUTED EARNINGS PER SHARE OF $0.17 FOR THE SECOND QUARTER OF 2019, COMPARED TO

◦	$0.19 diluted earnings per share for the first quarter of 2019

◦	$0.23 diluted earnings per share for the second quarter of 2018, including $0.03 per diluted share of excess tax benefits related to the exercise or vesting of equity awards

•	ORIGINATED LOANS INCREASED $73.0 MILLION, OR 10.7% ANNUALIZED, FOR THE QUARTER

•	TOTAL ASSETS INCREASED $212.8 MILLION, OR 4.7%, FROM MARCH 31, 2019, WITH AN INCREASE IN SECURITIES OF $156.1 MILLION, OR 17.1%

•	REPURCHASED 663,495 SHARES DURING THE QUARTER AT A TOTAL COST OF $10.1 MILLION. IN APRIL 2019, THE BOARD OF DIRECTORS APPROVED A $37.2 MILLION STOCK REPURCHASE PROGRAM

•	CASH DIVIDEND DECLARD OF $0.11 PER SHARE OF COMMON STOCK, PAYABLE AUGUST 21, 2019, TO STOCKHOLDERS OF RECORD AS OF AUGUST 7, 2019

WOODBRIDGE, N.J., JULY 24, 2019 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.17 and $0.36 for the quarter and six months ended June 30, 2019, respectively, compared to diluted earnings per common share of $0.23 and $0.45 for the quarter and six months ended June 30, 2018, respectively, and diluted earnings per common share of $0.19 for the quarter ended March 31, 2019. Earnings for the quarter and six months ended June 30, 2018, included excess tax benefits related to the exercise or vesting of equity awards of $1.3 million, or $0.03 per diluted share, and $2.1million, or $0.05 per diluted share, respectively. There were no material excess tax benefits for the quarter or six months ended June 30, 2019, or for the quarter ended March 31, 2019.
Commenting on the quarter, Steven M. Klein, the Company's President and Chief Executive Officer, noted, “We continue to invest in our people, technology and the promotion of our brand, to expand our locally grown approach to community business banking.   Our strategic investments have resulted in significant growth in originated loans for the quarter and the six-months ended June 30, 2019, as well as significant deposit growth in business accounts.” Mr. Klein continued, “Our successes from our strategic investments continue to be challenged by a highly competitive interest rate environment in our marketplace, primarily related to deposit gathering, and more recently in loan rates and terms.” Mr. Klein noted, “Our deployment of capital in high quality commercial loans, securities, and stock repurchases, continues to bring longer-term value to our stockholders.”

Mr. Klein further noted, “I'm pleased to announce that the Board of Directors has declared a dividend of to $0.11 per common share, payable on August 21, 2019, to stockholders of record on August 7, 2019.”

Results of Operations
Comparison of Operating Results for the Six Months Ended June 30, 2019 and 2018

Net income was $17.0 million and $21.1 million for the six months ended June 30, 2019, and June 30, 2018, respectively. Significant variances from the comparable prior year period are as follows: an $825,000 decrease in net interest income, a $154,000 decrease in the provision for loan losses, a $1.0 million increase in non-interest income, a $3.8 million increase in non-interest expense, and a $653,000 increase in income tax expense.

Net interest income for the six months ended June 30, 2019, decreased $825,000, or 1.5%, to $54.5 million, from $55.3 million for the six months ended June 30, 2018, as a 30 basis point decrease in our net interest margin to 2.59% more than offset a $380.8 million, or 9.9%, increase in our average interest-earning assets. The decrease in net interest margin was primarily due to the increased cost of our interest-bearing liabilities, which increased 47 basis points to 1.50% for the six months ended June 30, 2019, from 1.03% for the six months ended June 30, 2018. The increase in our average interest-earning assets was primarily due to increases in average loans outstanding of $86.4 million, average mortgage-backed securities of $167.3 million, and average other securities of $127.9 million. Net interest income for the six months ended June 30, 2019 included loan prepayment income of $594,000 as compared to $1.1 million for the six months ended June 30, 2018. Yields earned on interest-earning assets increased 10 basis points to 3.79% for the six months ended June 30, 2019, from 3.69% for the six months ended June 30, 2018, driven by higher yields on loans and securities.

The provision for loan losses decreased by $154,000 to $550,000 for the six months ended June 30, 2019, compared to $704,000 for the six months ended June 30, 2018, as an improvement in historical loss rates and environmental factors offset loan growth and higher net charge-offs. Net charge-offs for the six months ended June 30, 2019, were $215,000 compared to net recoveries of $18,000 for the six months ended June 30, 2018.

Non-interest income increased $1.0 million, or 21.3%, to $5.9 million for the six months ended June 30, 2019, from $4.8 million for the six months ended June 30, 2018, primarily due to a $1.2 million increase in gains on securities transactions, net. For the six months ended June 30, 2019, securities gains, net, included gains of $1.4 million related to the Company’s trading portfolio, compared to gains of $302,000 in the comparative prior year period. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased $3.8 million, or 11.1%, to $38.0 million for the six months ended June 30, 2019, compared to $34.2 million for the six months ended June 30, 2018. This is due primarily to a $2.6 million increase in employee compensation and benefits, $1.1 million of which is related to the Company's deferred compensation plan, which is described above and has no effect on net income, with the remainder attributable to increased costs associated with new hires related to a branch opening and new lending personnel, merit increases effective January 1, 2019, and higher medical benefit costs. Additionally, there was a $356,000 increase in occupancy costs, primarily attributable to higher rent expense related to a new branch opening, an increase of $326,000 in data processing costs, and an increase of $841,000 in advertising expense attributable to the timing of advertising programs and increased expenditure focused on driving growth. These increases were partially offset by decreases of $114,000 in professional fees and $217,000 in other expense. Non-interest expense for the six months ended June 30, 2019 included approximately $1.4 million of equity award expense related to equity awards granted on June 11, 2014, which vested in equal installments over a five year period beginning one year from the date of grant and were fully vested on June 11, 2019.

The Company recorded income tax expense of $4.9 million for the six months ended June 30, 2019, compared to $4.2 million for the six months ended June 30, 2018. The effective tax rate for the six months ended June 30, 2019, was 22.4% compared to 16.8% for the six months ended June 30, 2018, the increase being primarily due to lower excess tax benefits related to the exercise or vesting of equity awards. Excess tax benefits were $286,000 and $2.1 million for the six months ended June 30, 2019, and June 30, 2018, respectively. Excess tax benefits will fluctuate throughout the year based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards.

On May 15, 2019 New Jersey issued a tax technical bulletin which gave guidance on which entities are to be included in a combined group. Real Estate Investment Trusts and Investment Companies will be excluded from the combined group. They will continue to file separate company New Jersey tax returns. As a result of this guidance the Company recorded an additional $211,000 of state tax expense net of federal benefit for the six months ended June 30, 2019. The $211,000 increase was comprised of $425,000 of current tax expense, partially offset by a write-up of deferred tax assets of $214,000.

Subsequent Events

In July 2019, two loans that had been previously charged-off, one in full and one partly charged-off and had cash payments for interest applied to principal, were repaid in full, resulting in an aggregate recovery of approximately $2.3 million, which will be recognized in the third quarter of 2019 through the allowance for loan loss and interest income. Additionally, the Company expects to receive bank owned life insurance proceeds in excess of the cash surrender value of the related policies of approximately $2.4 million, which will also be recognized in the third quarter of 2019.

Comparison of Operating Results for the Three Months Ended June 30, 2019 and 2018

Net income was $8.2 million and $10.6 million for the quarters ended June 30, 2019, and June 30, 2018, respectively. Significant variances from the comparable prior year quarter are as follows: a $611,000 decrease in net interest income, a $179,000 decrease in the provision for loan losses, a $1.7 million increase in non-interest expense, and a $387,000 increase in income tax expense.

Net interest income for the quarter ended June 30, 2019, decreased $611,000, or 2.2%, as a 30 basis point decrease in our net interest margin to 2.55% from 2.85% for the quarter ended June 30, 2018, more than offset a $371.5 million, or 9.5%, increase in our average interest-earning assets. The decrease in net interest margin was primarily due to the increased cost of our interest-bearing liabilities, which increased 45 basis points to 1.53% for the quarter ended June 30, 2019, from 1.08% for the quarter ended June 30, 2018. The increase in average interest-earning assets was primarily due to increases in average loans outstanding of $86.8 million, average mortgage-backed securities of $192.9 million, and average other securities of $100.6 million, partially offset by an $8.2 million decrease in average interest-earning deposits in financial institutions. Net interest income for the quarter ended June 30, 2019, included loan prepayment income of $174,000 as compared to $479,000 for the quarter ended June 30, 2018. Yields earned on interest-earning assets increased eight basis points to 3.77% for the quarter ended June 30, 2019, from 3.69% for the quarter ended June 30, 2018, driven by higher yields on loans and securities.

The provision for loan losses decreased by $179,000 to $491,000 for the quarter ended June 30, 2019, from $670,000 for the quarter ended June 30, 2018, as an improvement in historical loss rates and environmental factors offset an increase from loan growth and higher net charge-offs. Net charge-offs were $145,000 for the quarter ended June 30, 2019, compared to net recoveries of $40,000 for the quarter ended June 30, 2018.

Non-interest income was $2.6 million for the quarter ended June 30, 2019, compared to $2.4 million for the quarter ended June 30, 2018.

Non-interest expense increased $1.7 million, or 10.0%, to $18.8 million for the quarter ended June 30, 2019, from $17.0 million for the quarter ended June 30, 2018. The increase was due primarily to an increase of $716,000 in compensation and employee benefits, primarily due to increased salary expense associated with new hires related to a branch opening and new lending personnel, and merit increases effective January 1, 2019. Additionally, there were increases of $170,000 in occupancy costs, primarily attributable to higher rent expense, $287,000 in data processing costs, and $688,000 in advertising expense, due in part to the timing of advertising programs and increased expenditure focused on driving growth. Non-interest expense for the quarter ended June 30, 2019 included approximately $625,000 of equity award expense related to equity awards granted on June 11, 2014, which vested in equal installments over a five year period beginning one year from the date of grant and were fully vested on June 11, 2019.

The Company recorded income tax expense of $2.3 million for the quarter ended June 30, 2019, compared to $1.9 million for the quarter ended June 30, 2018. The effective tax rate for the quarter ended June 30, 2019, was 21.7% compared to 15.1% for the quarter ended June 30, 2018, the increase being primarily due to lower excess tax benefits related to the exercise or vesting of equity awards. Excess tax benefits were $193,000 and $1.3 million for the quarters ended June 30, 2019, and June 30, 2018, respectively.

On May 15, 2019 New Jersey issued a tax technical bulletin which gave guidance on which entities are to be included in a combined group. Real Estate Investment Trusts and Investment Companies will be excluded from the combined group. They will continue to file separate company New Jersey tax returns. As a result of this guidance the Company recorded an additional $211,000 of state tax expense net of federal benefit for the quarter ended June 30, 2019. The $211,000 increase was comprised of $425,000 of current tax expense, partially offset by a write-up of deferred tax assets of $214,000.

Comparison of Operating Results for the Three Months Ended June 30, 2019, and March 31, 2019

Net income was $8.2 million and $8.8 million for the quarters ended June 30, 2019, and March 31, 2019, respectively. Significant variances from the prior quarter are as follows: a $171,000 decrease in net interest income, a $432,000 increase in the provision for loan losses, a $748,000 decrease in non-interest income, a $454,000 decrease in non-interest expense, and a $330,000 decrease in income tax expense.

Net interest income for the quarter ended June 30, 2019, decreased $171,000, or 0.6%, as an eight basis point decrease in our net interest margin to 2.55% from 2.63% for the quarter ended March 31, 2019, more than offset a $70.0 million, or 1.7%, increase in our average interest-earning assets. The decrease in net interest margin was primarily due to an increased cost of our interest-bearing liabilities, which increased six basis points to 1.53% for the current quarter as compared to 1.47% for the prior quarter. The increase in our average interest-earning assets was due primarily to increases in average loans outstanding of $42.3 million, and average mortgage-backed securities of $87.6 million, partially offset by decreases in average other securities of $19.4 million and average interest-earning deposits in financial institutions of $43.7 million. Net interest income for the quarter ended June 30, 2019 included loan prepayment income of $174,000, as compared to $420,000 for the quarter ended March 31, 2019. Yields earned on interest-earning assets decreased three basis points to 3.77% for the quarter ended June 30, 2019, from 3.80% for the quarter ended March 31, 2019.

The provision for loan losses increased by $432,000 to $491,000 for the quarter ended June 30, 2019, from $59,000 for the quarter ended March 31, 2019, primarily due to loan growth. Net charge-offs were $145,000 for the quarter ended June 30, 2019, compared to net charge-offs of $70,000 for the quarter ended March 31, 2019.

Non-interest income decreased $748,000 to $2.6 million for the quarter ended June 30, 2019, from $3.3 million for the quarter ended March 31, 2019. This decrease was primarily due to an $839,000 decrease in gains on securities transactions, net. Securities gains, net, during the quarter ended June 30, 2019, included gains of $343,000 related to the Company’s trading portfolio, compared to gains of $1.1 million in the quarter ended March 31, 2019. As discussed above, the trading portfolio is utilized to fund the Company’s deferred compensation plan and gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Non-interest expense decreased $454,000, or 2.4%, to $18.8 million for the quarter ended June 30, 2019, from $19.2 million for the quarter ended March 31, 2019, primarily due to a $1.2 million decrease in employee compensation and benefits, $739,000 of which is related to the Company's deferred compensation plan which is described above and has no effect on net income, with the remainder attributable to a decrease in medical benefit costs. Partially offsetting the decrease, were increases of $567,000 in advertising expense and $174,000 in data processing costs.

The Company recorded income tax expense of $2.3 million for the quarter ended June 30, 2019, compared to $2.6 million for the quarter ended March 31, 2019. The effective tax rate for the quarter ended June 30, 2019 was 21.7% compared to 22.9% for the quarter ended March 31, 2019.

Financial Condition
Total assets increased $359.9 million, or 8.2%, to $4.77 billion at June 30, 2019, from $4.41 billion at December 31, 2018. The increase was primarily due to increases in available-for sale debt securities of $241.6 million, or 29.9%, loans held-for-investment, net, of $93.6 million, or 2.9%, Federal Home Loan Bank of New York stock of $9.8 million, or 43.6%, and the recording of our operating leased assets of $42.4 million from the adoption of Accounting Standards Update (ASU) No. 2016-02 Leases (Topic 842) on January 1, 2019, which requires us to recognize on the balance sheet right-of-use assets, which approximate the present value of our remaining lease payments. Partially offsetting these increases was a decrease in cash and cash equivalents of $30.9 million, or 39.7%.

As of June 30, 2019, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 443%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures which include monitoring bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents decreased by $30.9 million, or 39.7%, to $46.9 million at June 30, 2019, from $77.8 million at December 31, 2018. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, increased $93.6 million to $3.34 billion at June 30, 2019, from $3.25 billion at December 31, 2018, primarily due to an increase in originated loans held-for-investment of $121.9 million, partially offset by decreases in acquired loans of $26.3 million and purchased credit-impaired (“PCI”) loans of $2.1 million. Originated loans held-for-investment, net, totaled $2.80 billion at June 30, 2019, as compared to $2.68 billion at December 31, 2018. The increase was primarily due to an increase in multifamily real estate loans of $98.7 million, or 5.1%, to $2.03 billion at June 30, 2019, from $1.93 billion at December 31, 2018.

On June 12, 2019, New York City announced revised rent laws that included: repealing provisions that remove units from rent stabilization when rent crosses a high threshold or when a unit becomes vacant; or if the tenant’s income is $200,000 or higher in the preceding two years. The updated laws also eliminate a “vacancy bonus” provision which allows property owners to raise rents as much as 20% each time a unit becomes vacant. At June 30, 2019, the Company has approximately $398.2 million in multifamily loans in New York City with tenants that have some form of rent stabilization or rent control. The weighted average loan to value (“LTV”) was 45.8% based on the current balance and the collateral value at date of origination on this portfolio. The highest LTV in this portfolio is 70.2%. All of the loans are performing as agreed. Management will continue to evaluate the effect of rent regulations on the collateral values.

The following tables detail our multifamily real estate originations for the six months ended June 30, 2019 and 2018 (dollars in thousands):

For the Six Months Ended June 30, 2019
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$161,117	4.27%	56%	74	V	10 to 30 Years
28,838	4.43%	60%	267	F	15 to 30 Years
$189,955	4.29%	57%

For the Six Months Ended June 30, 2018
Multifamily Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$159,649	3.77%	69%	77	V	25 to 30 Years
6,615	4.07%	38%	180	F	15 Years
$166,264	3.78%	68%
Acquired loans decreased by $26.3 million to $519.9 million at June 30, 2019, from $546.2 million at December 31, 2018, primarily due to paydowns of one-to-four family residential and multifamily loans with weighted average interest rates (net of the servicing fee retained by the originating bank) of 3.63% and 2.85%, respectively, partially offset by purchases of one-to-four family residential loan pools totaling $40.9 million.

The following table provides the details of the loan pools purchased during the six months ended June 30, 2019 (dollars in thousands):

Purchase Amount	Loan Type	Weighted Average Interest Rate(1)	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Original Amortization Term
$4,237	Residential	4.19%	70.5%	324	F	15 - 30 Years
17,253	Residential	3.69%	63.0%	78	V	30 Years
$19,448	Residential	4.19%	71.3%	333	F	30 Years
$40,938		3.98%
(1) Net of servicing fee retained by the originating bank
The geographic locations of the properties collateralizing the loans purchased in the table above are as follows: 89.6% in Massachusetts, 7.0% in New York, and 3.3% in New Jersey.

PCI loans totaled $18.1 million at June 30, 2019, as compared to $20.1 million at December 31, 2018. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $1.0 million and $2.1 million attributable to PCI loans for the three and six months ended June 30, 2019, respectively, as compared to $1.0 million and $2.1 million for the three and six months ended June 30, 2018, respectively.

The Company’s available-for-sale debt securities portfolio increased by $241.6 million, or 29.9%, to $1.05 billion at June 30, 2019, from $808.0 million at December 31, 2018. The increase was primarily attributable to purchases of mortgage-backed and corporate securities, partially offset by paydowns and sales. At June 30, 2019, $844.8 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $204.5 million in corporate bonds, the majority of which were considered investment grade at June 30, 2019, and $273,000 in municipal bonds.

Total liabilities increased $345.2 million, or 9.2%, to $4.09 billion at June 30, 2019, from $3.74 billion at December 31, 2018. The increase was primarily attributable to an increase in deposits of $13.7 million, securities sold under agreements to repurchase of $75.0 million, other borrowings of $211.2 million, and lease liabilities of $46.3 million, attributable to capitalization of our operating leases as a result of adoption of ASU No. 2016-02, effective January 1, 2019.

Deposits increased $13.7 million, or 0.4%, to $3.30 billion at June 30, 2019, as compared to $3.29 billion at December 31, 2018. The increase was attributable to increases of $19.9 million in transaction accounts and $125.8 million in savings accounts, partially offset by decreases of $39.5 million in money market accounts, and $92.6 million in certificates of deposit. Deposit account balances are summarized as follows (dollars in thousands):

	June 30, 2019	March 31, 2019	December 31, 2018
Transaction:
Non-interest bearing checking	$386,784	$380,681	$395,375
Negotiable orders of withdrawal	486,529	529,610	458,012
Total transaction	873,313	910,291	853,387
Savings and Money market:
Savings	720,130	678,712	594,290
Money market	702,405	721,810	741,939
Total savings	1,422,535	1,400,522	1,336,229
Certificates of deposit:
Brokered deposits	237,908	242,061	275,398
$250,000 and under	647,958	697,575	696,957
Over $250,000	118,477	124,756	124,541
Total certificates of deposit	1,004,343	1,064,392	1,096,896
Total deposits	$3,300,191	$3,375,205	$3,286,512

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	June 30, 2019	March 31, 2019	December 31, 2018

Business customers	$506,727	$474,866	$468,166
Municipal customers	$322,369	$399,979	$337,053

Borrowings and securities sold under agreements to repurchase increased to $695.1 million at June 30, 2019, from $408.9 million at December 31, 2018. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  Management increased borrowings because it was more cost effective than the incremental cost of deposits.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at June 30, 2019 (dollars in thousands):

Year	Amount	Weighted Average Rate
2019	$110,000	1.66%
2020	90,000	1.65%
2021	145,000	1.94%
2022	95,000	2.33%
2023	87,500	2.89%
Thereafter	62,500	2.57%
	$590,000	2.11%

Total stockholders’ equity increased by $14.7 million to $681.1 million at June 30, 2019, from $666.4 million at December 31, 2018. The increase was primarily attributable to net income of $17.0 million for the six months ended June 30, 2019, a $13.3 million increase in accumulated other comprehensive income associated with unrealized gains on our debt securities available-for-sale portfolio, and a $4.4 million increase in ESOP and equity award activity. The increase was partially offset by $9.9 million in dividend payments and $10.1 million in stock repurchases.

Asset Quality

The following table details total originated and acquired (excluding PCI) non-accrual loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at June 30, 2019, March 31, 2019, and December 31, 2018 (dollars in thousands):

	June 30, 2019	March 31, 2019	December 31, 2018
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$9,234	$6,708	$7,291
One-to-four family residential	1,026	1,059	1,129
Multifamily	447	456	566
Home equity and lines of credit	150	150	151
Commercial and industrial	—	55	25
Total non-accrual loans	10,857	8,428	9,162
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
One-to-four family residential	6	33	33
Home equity and lines of credit	20	—	—
Total loans delinquent 90 days or more and still accruing	26	33	33
Total non-performing assets	$10,883	$8,461	$9,195
Non-performing loans to total loans	0.33%	0.26%	0.28%
Non-performing assets to total assets	0.23%	0.19%	0.21%
Loans subject to restructuring agreements and still accruing	$14,508	$16,243	$16,390
Accruing loans 30 to 89 days delinquent	$4,291	$8,652	$8,562
The increase in non-accrual loans during the quarter was primarily attributable to two commercial real estate loans totaling approximately $2.6 million (originated $1.3 million and acquired $1.3 million) being placed on non-accrual status during the quarter ended June 30, 2019. The loans have been individually evaluated for impairment and are adequately secured by collateral with an aggregate fair value of approximately $3.4 million.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $4.3 million, $8.7 million, and $8.6 million at June 30, 2019, March 31, 2019, and December 31, 2018, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at June 30, 2019 and December 31, 2018 (dollars in thousands):

	June 30, 2019	March 31, 2019	December 31, 2018
Held-for-investment
Real estate loans:
Commercial	$2,237	$4,272	$2,377
One-to-four family residential	1,799	3,843	4,120
Multifamily	—	—	2,018
Construction and land	—	25	—
Home equity and lines of credit	—	362	—
Commercial and industrial loans	248	142	45
Other loans	7	8	2
Total delinquent accruing loans held-for-investment	$4,291	$8,652	$8,562

PCI Loans (Held-for-Investment)

At June 30, 2019, 6.1% of PCI loans were past due 30 to 89 days, and 22.3% were past due 90 days or more, as compared to 10.0% and 23.3%, respectively, at December 31, 2018.

About Northfield Bank

Northfield Bank, founded in 1887, operates 40 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Selected Financial Ratios:
Performance Ratios(1)
Return on assets (ratio of net income to average total assets) (7)	0.72%	1.03%	0.79%	0.75%	1.04%
Return on equity (ratio of net income to average equity) (7)	4.84	6.58	5.29	5.06	6.59
Average equity to average total assets	14.86	15.61	14.97	14.91	15.70
Interest rate spread	2.24	2.61	2.33	2.29	2.66
Net interest margin	2.55	2.85	2.63	2.59	2.89
Efficiency ratio(2)	63.08	56.40	62.67	62.87	56.79
Non-interest expense to average total assets	1.64	1.65	1.73	1.69	1.68
Non-interest expense to average total interest-earning assets	1.76	1.75	1.85	1.80	1.78
Average interest-earning assets to average interest-bearing liabilities	125.20	128.83	125.54	125.37	128.69
Asset Quality Ratios:
Non-performing assets to total assets	0.23	0.17	0.19	0.23	0.17
Non-performing loans(3) to total loans(4)	0.33	0.20	0.26	0.33	0.20
Allowance for loan losses to non-performing loans held-for-investment	255.74	421.48	324.85	255.74	421.48
Allowance for loan losses to originated loans held-for-investment, net(5)	0.95	1.02	0.97	0.95	1.02
Allowance for loan losses to total loans held-for-investment, net(6)	0.83	0.83	0.84	0.83	0.83

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net.

(4)	Includes originated loans held-for-investment, PCI loans, and acquired loans.

(5)	Excludes PCI loans and acquired loans held-for-investment, and related reserve balances.

(6)	Includes PCI and acquired loans held-for-investment.
(7) The three months ended June 30, 2019, March 31, 2019, and June 30, 2018, include excess tax benefits of $193,000, $93,000, and $1.3 million, respectively, related to the exercise or vesting of equity awards. The six months ended June 30, 2019 and June 30, 2018, include excess tax benefits of $286,000 and $2.1 million, respectively, related to the exercise or vesting of equity awards. Excess tax benefits will fluctuate based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	June 30, 2019	March 31, 2019	December 31, 2018
ASSETS:
Cash and due from banks	$14,156	$14,166	$15,147
Interest-bearing deposits in other financial institutions	32,751	71,659	62,615
Total cash and cash equivalents	46,907	85,825	77,762
Trading securities	10,214	9,759	8,968
Debt securities available-for-sale, at estimated fair value	1,049,660	894,272	808,031
Debt securities held-to-maturity, at amortized cost	8,872	9,448	9,505
Equity securities	2,328	1,465	1,280
Originated loans held-for-investment, net	2,800,816	2,727,852	2,678,877
Loans acquired	519,885	509,116	546,150
Purchased credit-impaired (PCI) loans held-for-investment	18,077	18,892	20,143
Loans held-for-investment, net	3,338,778	3,255,860	3,245,170
Allowance for loan losses	(27,832)	(27,486)	(27,497)
Net loans held-for-investment	3,310,946	3,228,374	3,217,673
Accrued interest receivable	14,116	13,205	12,959
Bank owned life insurance	155,939	155,031	154,135
Federal Home Loan Bank of New York stock, at cost	32,330	22,517	22,517
Operating lease right-of-use assets	42,377	43,500	—
Premises and equipment, net	25,700	25,211	25,605
Goodwill	38,411	38,411	38,411
Other assets	30,482	28,429	31,586
Total assets	$4,768,282	$4,555,447	$4,408,432

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$3,300,191	$3,375,205	$3,286,512
Securities sold under agreements to repurchase	75,000	—	—
Federal Home Loan Bank advances and other borrowings	620,105	409,244	408,891
Lease liabilities	46,321	47,414	—
Advance payments by borrowers for taxes and insurance	20,817	20,723	18,007
Accrued expenses and other liabilities	24,755	23,421	28,583
Total liabilities	4,087,189	3,876,007	3,741,993
Total stockholders’ equity	681,093	679,440	666,439
Total liabilities and stockholders’ equity	$4,768,282	$4,555,447	$4,408,432

Total shares outstanding	49,112,139	49,773,796	49,635,673
Tangible book value per share (1)	$13.07	$12.86	$12.63

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $899,000, $966,000, and $1.0 million at June 30, 2019, March 31, 2019, and December 31, 2018, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Interest income:
Loans	$33,308	$31,456	$32,590	$65,898	$62,243
Mortgage-backed securities	4,599	3,068	4,074	8,673	5,794
Other securities	1,699	821	1,865	3,564	1,323
Federal Home Loan Bank of New York dividends	340	398	402	742	812
Deposits in other financial institutions	247	192	535	782	445
Total interest income	40,193	35,935	39,466	79,659	70,617
Interest expense:
Deposits	10,549	6,050	10,247	20,796	11,261
Borrowings	2,485	2,115	1,889	4,374	4,042
Total interest expense	13,034	8,165	12,136	25,170	15,303
Net interest income	27,159	27,770	27,330	54,489	55,314
Provision for loan losses	491	670	59	550	704
Net interest income after provision for loan losses	26,668	27,100	27,271	53,939	54,610
Non-interest income:
Fees and service charges for customer services	1,207	1,147	1,140	2,347	2,361
Income on bank owned life insurance	907	914	896	1,803	1,868
Gains on available-for-sale debt securities, net	59	116	155	214	171
Gains on trading securities, net	343	197	1,086	1,429	302
Other	50	71	37	87	147
Total non-interest income	2,566	2,445	3,314	5,880	4,849
Non-interest expense:
Compensation and employee benefits	9,837	9,121	11,020	20,857	18,238
Occupancy	3,120	2,950	3,282	6,402	6,046
Furniture and equipment	265	252	259	524	508
Data processing	1,437	1,150	1,263	2,700	2,374
Professional fees	811	909	747	1,558	1,672
Advertising	1,331	643	764	2,095	1,254
FDIC insurance	255	274	277	532	571
Other	1,694	1,741	1,592	3,286	3,503
Total non-interest expense	18,750	17,040	19,204	37,954	34,166
Income before income tax expense	10,484	12,505	11,381	21,865	25,293
Income tax expense	2,280	1,893	2,610	4,890	4,237
Net income	$8,204	$10,612	$8,771	$16,975	$21,056
Net income per common share:
Basic	$0.18	$0.23	$0.19	$0.36	$0.46
Diluted	$0.17	$0.23	$0.19	$0.36	$0.45
Basic average shares outstanding	46,855,647	46,184,918	46,940,903	46,897,546	45,983,895
Diluted average shares outstanding	47,271,690	47,109,977	47,288,160	47,279,196	47,056,299

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,260,550	$33,308	4.10%	$3,218,277	$32,590	4.11%	$3,173,787	$31,456	3.98%
Mortgage-backed securities (3)	714,930	4,599	2.58	627,377	4,074	2.63	522,009	3,068	2.36
Other securities (3)	227,379	1,699	3.00	246,802	1,865	3.06	126,823	821	2.60
Federal Home Loan Bank of New York stock	24,966	340	5.46	21,729	402	7.50	25,487	398	6.26
Interest-earning deposits in financial institutions	48,885	247	2.03	92,538	535	2.34	57,061	192	1.35
Total interest-earning assets	4,276,710	40,193	3.77	4,206,723	39,466	3.80	3,905,167	35,935	3.69
Non-interest-earning assets	298,223			286,313			238,225
Total assets	$4,574,933			$4,493,036			$4,143,392

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,918,810	$5,377	1.12%	$1,857,654	$4,794	1.05%	$1,655,819	$2,312	0.56%
Certificates of deposit	1,010,045	5,172	2.05	1,101,865	5,453	2.01	900,437	3,738	1.67
Total interest-bearing deposits	2,928,855	10,549	1.44	2,959,519	10,247	1.40	2,556,256	6,050	0.95
Borrowed funds	487,115	2,485	2.05	391,365	1,889	1.96	475,067	2,115	1.79
Total interest-bearing liabilities	3,415,970	13,034	1.53	3,350,884	12,136	1.47	3,031,323	8,165	1.08
Non-interest bearing deposits	385,820			379,642			414,792
Accrued expenses and other liabilities	93,176			90,012			50,589
Total liabilities	3,894,966			3,820,538			3,496,704
Stockholders' equity	679,967			672,498			646,688
Total liabilities and stockholders' equity	$4,574,933			$4,493,036			$4,143,392

Net interest income		$27,159			$27,330			$27,770
Net interest rate spread (4)			2.24%			2.33%			2.61%
Net interest-earning assets (5)	$860,740			$855,839			$873,844
Net interest margin (6)			2.55%			2.63%			2.85%
Average interest-earning assets to interest-bearing liabilities			125.20%			125.54%			128.83%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Six Months Ended
	June 30, 2019			June 30, 2018
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,239,530	$65,898	4.10%	$3,153,089	$62,243	3.98%
Mortgage-backed securities (3)	671,395	8,673	2.60	504,126	5,794	2.32
Other securities (3)	237,037	3,564	3.03	109,144	1,323	2.44
Federal Home Loan Bank of New York stock	23,357	742	6.41	25,155	812	6.51
Interest-earning deposits in financial institutions	70,591	782	2.23	69,631	445	1.29
Total interest-earning assets	4,241,910	79,659	3.79	3,861,145	70,617	3.69
Non-interest-earning assets	292,301			240,627
Total assets	$4,534,211			$4,101,772

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,888,401	$10,171	1.09%	$1,669,009	$4,455	0.54%
Certificates of deposit	1,055,701	10,625	2.03	861,366	6,806	1.59
Total interest-bearing deposits	2,944,102	20,796	1.42	2,530,375	11,261	0.90
Borrowed funds	439,505	4,374	2.01	469,937	4,042	1.73
Total interest-bearing liabilities	3,383,607	25,170	1.50	3,000,312	15,303	1.03
Non-interest bearing deposits	382,748			409,918
Accrued expenses and other liabilities	91,603			47,615
Total liabilities	3,857,958			3,457,845
Stockholders' equity	676,253			643,927
Total liabilities and stockholders' equity	$4,534,211			$4,101,772

Net interest income		$54,489			$55,314
Net interest rate spread (4)			2.29%			2.66%
Net interest-earning assets (5)	$858,303			$860,833
Net interest margin (6)			2.59%			2.89%
Average interest-earning assets to interest-bearing liabilities			125.37%			128.69%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.